Exhibit 99.1

 NEWS RELEASE

Natera Announces Preliminary First Quarter 2020 Financial Results

Quarterly unit growth largest in company history

SAN CARLOS, Calif., April 13, 2020 -- Natera, Inc. (NASDAQ: NTRA), a pioneer and global leader in cell-free DNA testing, today announced preliminary operational and financial results for the quarter ended March 31, 2020.  Natera generated total revenues of approximately $89 million to $91 million and processed approximately 235,000 total tests in Q1. Operating losses were generally consistent with Q4 2019.

Q1 represented another record volume and revenue quarter for Natera, and quarterly unit growth was the largest in company history despite the impact from COVID-19.  Volumes declined approximately 15% in the last two weeks of March from record Q1 levels, or to roughly the average weekly volumes in Q4 2019. As expected, the New York area and our in-vitro fertilization channels were most severely impacted.

Natera responded quickly to the outbreak by implementing key safety protocols for its employees and laboratories, and by expanding its remote capabilities. “We are very pleased with our performance in the second half of March given the pandemic, and before seeing the extent of the impact of our recent remote initiatives. Customers and patients have begun to take advantage of our remote access platforms in record numbers, and we are encouraged to see the recent expansion in average risk NIPT covered lives that occurred in late March,” said Steve Chapman, Natera’s CEO.

Fiscal Year 2020 Outlook:

As a result of the highly dynamic situation and ongoing disruptions from COVID-19, the company is withdrawing its financial guidance for the 2020 fiscal year. At the present time, the Company cannot predict the extent or duration of the impact of the COVID-19 outbreak on its operating results.

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on reproductive health, oncology, and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers proprietary genetic testing services to inform obstetricians, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform. For more information, visit natera.com. Follow Natera on LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including preliminary operational and financial results for the first fiscal quarter ended March 31, 2020 and the Company’s business operations in light of the COVID-19 pandemic. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in operating our business in light of the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole CLIA-certified laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media: Paul Greenland, VP of Corporate Marketing, pr@natera.com